                                                                      EXHIBIT 11

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                ----------------------------------------------
                     (in thousands except per share data)

                                                                        For the Fiscal Year Ended
                                                                           September 30, 1995
                                                       -------------------------------------------------------
                                                            Primary earnings                Fully diluted
                                                               per share                  earnings per share
Net income                                                      $  1,748                       $ 1,748
                                                                ========                       =======

Weighted average common shares outstanding                        22,311                        22,311
Dilutive common stock equivalents                                    161                           308
                                                                --------                       -------
Total weighted average common
 shares outstanding                                               22,472                        22,619
                                                                ========                       =======

Net income per share                                            $    .08                       $   .08
                                                                ========                       =======

Since fully diluted earnings per share does not reduce the Company's earnings per share by more than 3% of primary earnings per share, the Company has reflected primary earnings per share on the Consolidated Statement of Operations for the fiscal year ended September 30, 1995.